Exhibit 4.2

TRUST DEED CONSTITUTING THE SASOL INZALO MANAGEMENT SCHEME

entered into between

SASOL LIMITED

(Registration No.1979/003231/06)

and

SAM MONTSI

(Identity No. 450123 5439 083)

1.             INTERPRETATION

The headings of the clauses in this Trust Deed are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this Trust Deed nor any clause hereof.  Unless a contrary intention clearly appears:

1.1.          words importing:

1.1.1.                any one gender include the other two genders;

1.1.2.                the singular include the plural and vice versa; and

1.1.3.                natural persons include created entities (corporate or unincorporate) and the state and vice versa;

1.2.          the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

1.2.1.                “Administrator” means the person who is from time to time appointed by the Trust in terms of clause 12 (Day-to-Day Administration of the Trust) to administer the day-to-day affairs of the Trust;

1.2.2.                “Auditors” means the auditors of the Trust from time to time, it being recorded that initially, the auditors shall be KPMG;

1.2.3.                “Available Scheme Shares” means those Scheme Shares in respect of which at the relevant time, no Vested Rights have vested in any Employee Beneficiary including those in respect of which there had previously been Vested Rights, which had been forfeited, but subject to clause 19.4.5;

1.2.4.                “Bargaining Council” means a bargaining council established in terms of the LRA;

1.2.5.                “BEE” means broad-based black economic empowerment;

1.2.6.                “BEE Act” means the Broad-Based Black Economic Empowerment Act, 2003;

1.2.7.                “Beneficiary Balance” means in relation to an Employee Beneficiary, at any relevant time, the number of Scheme Shares and Other Assets in respect of which he has Vested Rights;

1.2.8.                “Beneficiaries” means collectively, Employee Beneficiaries and the Residual Beneficiary;

1.2.9.                “Black Person” means the more stringent definition from time to time ascribed to it in the BEE Act, Codes or Charter, and which as at the Signature Date is the definition contained in the Codes namely Africans, Coloureds or Indians, and who are citizens of the Republic of South Africa by:

1.2.9.1.          birth or descent; or

1.2.9.2.          naturalisation occurring either:

1.2.9.2.1.               before the commencement date of the Constitution; or

1.2.9.2.2.               after the commencement date of the Constitution, but who, without the policy of apartheid, would have qualified for naturalisation before such commencement date;

1.2.10.              “Board” means the board of directors of the Company, acting either as such or through any committee or person, to which or whom the board of directors has delegated authority for the purposes of the Trust;

1.2.11.              “Business Day” means any day on which banks are generally open for business in the Republic of South Africa, except a Saturday, Sunday or official public holiday in the Republic of South Africa;

1.2.12.              “CCMA” means the Commission for Conciliation, Mediation and Arbitration established in terms of the LRA;

1.2.13.              “Charter” means from time to time the empowerment charter applicable to the Company or any Group Company (as the case may be), including, without limitation, the Charter for the South African Petroleum and Liquid Fuels Industry on Empowering Historically Disadvantaged South Africans in the Petroleum and Liquid Fuels Industry adopted by the liquid fuels industry in November 2000 or the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry as developed in terms of the Mineral and Petroleum Resources Development Act, 2002, or any other charter applicable to the Company and/or any Group Company from time to time, or if such charters are amended or replaced, the applicable amended or replacement charter;

1.2.14.              “Codes” mean the Codes of Good Practice on Black Economic Empowerment promulgated as regulations in terms of the BEE Act;

1.2.15.              “Commencement Date” means the next Business Day after the last of the Suspensive Conditions is fulfilled;

1.2.16.              “Company” means Sasol Limited (Registration No. 1979/003231/06);

1.2.17.              “Companies Act” means the Companies Act, 1973;

1.2.18.              “Company Appointed Trustee” means a Trustee who is appointed by the Board from time to time in terms of clause 4.2;

1.2.19.              “Consideration Shares” mean those shares in a company offered to the Shareholders as consideration for the acquisition of their shares in the Company;

1.2.20.              “Constitution” means the Constitution of the Republic of South Africa, 1993;

1.2.21.              “Corporate Action” means any action referred to in clause 23;

1.2.22.              “Costs” means all costs and expenses due and payable by the Trust which are not Specific Taxation and Expenses;

1.2.23.              “Designated Percentage” means in respect of a particular Employee Beneficiary the percentage which his Scheme Shares in respect of which he has Vested Rights at the relevant time bears to the total number of Scheme Shares;

1.2.24.              “Dispose” means to sell, cede outright, transfer, lend, distribute or otherwise alienate or dispose;

1.2.25.              “Distribution Date” means as soon as reasonably possible after:

1.2.25.1.              the Employee Beneficiary exercises his right under clause 25.3;  or

1.2.25.2.              the Employee Beneficiary makes the requisite payment contemplated in clause 25.4;

1.2.26.              “Dividends” means:

1.2.26.1.         all dividends declared by the Company in the ordinary course to the Trust in respect of the Scheme Shares (which shall not include what is described by the Board as a special, extraordinary or abnormal dividend or distribution); and

1.2.26.2.         any other dividends declared in the ordinary course in respect of Other Assets held by or on behalf of the Trust (which shall not include what is described by the Board as a special, extraordinary or abnormal dividend or distribution),

and paid to the Trustees on behalf of the Trust;

1.2.27.              “Effective Date” means as regards any Eligible Employee who becomes an Employee Beneficiary pursuant to :

1.2.27.1.         clause 13.1, the Subscription Date;

1.2.27.2.         clause 13.3, the anniversary of the Subscription Date immediately preceding the date on which he is invited to become an Employee Beneficiary;

1.2.28.              “Elected Trustee” means a Trustee who is elected by Employee Beneficiaries in terms of clause 4.3 (Elected Trustee) or clause 4.4.5;

1.2.29.              “Elective Capitalisation Shares” means those shares awarded to a holder of shares by way of a capitalisation issue, if the capitalisation issue is made to a holder of shares as an alternative to any kind of distribution or if the shares are awarded by means of a capitalisation issue if there is an alternative to receive any other distribution;

1.2.30.              “Eligible Employee” means any Black Person who at the relevant date when he is offered the opportunity to become an Employee Beneficiary is employed on a permanent basis by the Group at employment level 4 and above, or whose name is listed in schedule “A”, or any replacement schedule A effected in terms of clause 13.1.2, or a Resigned Employee as contemplated in clause 19.3.2;

1.2.31.              “Employee Beneficiary” means an Eligible Employee or New Eligible Employee, who becomes a beneficiary under the Trust in accordance with the provisions of clause 13 (Vestings) and who does not cease to be an Employee Beneficiary in accordance with the provisions of this Trust Deed;

1.2.32.              “Employer Company” means the Group Company which employs the Employee Beneficiary;

1.2.33.              “Employer Company Board” means the board of directors of any Employer Company, other than the Board, as constituted from time to time, acting either as such or through any committee or person to which or whom the board of directors of the relevant Employer Company has delegated authority for the purposes of the Trust;

1.2.34.              “Employees’ Tax” means employees’ tax as contemplated in the Fourth Schedule of the Income Tax Act, or otherwise;

1.2.35.              “Employment by the Group” means employment by any Group Company;

1.2.36.              “Entitlement Assets” means such Scheme Shares and/or any Other Assets arising from the Scheme Shares (excluding the entitlement referred to in clause 9.2.2) which any Employee Beneficiary becomes entitled to take ownership of from the Trustees pursuant to this Trust Deed;

1.2.37.              “Final Date” means the 10th (tenth) anniversary of the Subscription Date, unless that date does not fall on a Business Day in which case it must be the first Business Day thereafter, or in the case of distributions to the Residual Beneficiary, such earlier date as determined by the Board in terms of clause 24, or the date when the Trustees are bound to distribute any remaining Scheme Shares and Other Assets to the Residual Beneficiary;

1.2.38.              “First Trustee” means the Trustee referred to in clause 4.2.1;

1.2.39.              “Forfeiture Period” means as regards any Employee Beneficiary a period of 3 (three) years from the Effective Date;

1.2.40.              “Group” means collectively:

1.2.40.1.         the Company;

1.2.40.2.         the Company’s wholly-owned subsidiaries from time to time (as defined in the Companies Act);  and

1.2.40.3.         such other subsidiaries whose details are contained in schedule “B”, or as may be determined by the Board from time to time;

1.2.41.              “Group Company” means a company forming part of the Group;

1.2.42.              “Income Tax Act” means the Income Tax Act, 1962;

1.2.43.              “Initial Vesting” means in respect of each Employee Beneficiary, the vesting of the Vested Rights by reason of becoming an Employee Beneficiary pursuant to the provisions of clause 13.2.2;

1.2.44.              “Initial Vesting Notice” means a notice given by the Board or an Employer Company Board to the Trustees in terms of clause 13.2.1;

1.2.45.              “Labour Court” means the Labour Court established in terms of the LRA;

1.2.46.              “LRA” means Labour Relations Act, 1995;

1.2.47.              “Master” means the Master of the High Court of the Republic of South Africa;

1.2.48.              “Month” means a calendar month;

1.2.49.              “New Eligible Employee” means an Eligible Employee who is employed by any Group Company within a period of 5 (five) years after the Subscription Date;

1.2.50.              “Non Elective Capitalisation Shares” means those shares in a company awarded to a holder of its shares by way of a capitalisation issue without any other alternative;

1.2.51.              “Other Assets” means any assets (excluding cash) of the Trust, other than Dividends required to be distributed to the Employee Beneficiaries and Scheme Shares;

1.2.52.              “Other Available Assets” means any Other Assets in respect of which at the relevant time, no Vested Rights have vested in any Employee Beneficiary including those in respect of which there had previously been Vested Rights, which had been forfeited, but subject to clause 19.4.5;

1.2.53.              “Register” means the register referred to in clause 7.1;

1.2.54.              “Repurchase” means a repurchase as set out in this Trust Deed pursuant to the exercise by the Company of a Repurchase Right;

1.2.55.              “Repurchase Formula” means the repurchase formula set out in schedule “C” and as may be adjusted in accordance with the provisions of this Trust Deed;

1.2.56.              “Repurchase Right” means any right granted to the Company in terms of this Trust Deed as a part of the Subscription to Repurchase Scheme Shares;

1.2.57.              “Residual Beneficiary” means the Sasol Inzalo Foundation;

1.2.58.              “Retirement” means in relation to the Employee Beneficiary, the termination of the employment of such Employee Beneficiary with the Group, on or after such Employee Beneficiary attaining normal retirement age (as laid down in the Company’s pension fund or provident fund regulations from time to time, or failing that, as determined by the Company, it being recorded that the reference herein to the pension and provident fund regulations is intended to be descriptive of the concept of “retire” rather than requiring a retirement pursuant to those regulations) or, with the approval of the Employer Company Board, such Employee Beneficiary retiring prior to attaining the normal requirement age due to serious disability or serious incapacitation;

1.2.59.              “Scheme Shares” means the Subscription Shares plus any Elective Capitalisation Shares and Non Elective Capitalisation Shares as consolidated or sub-divided from time to time received by virtue of the Trustees holding Shares;

1.2.60.              “Share” means an ordinary no par value share in the share capital of the Company;

1.2.61.              “Shareholders” mean the shareholders of the Company from time to time;

1.2.62.              “Signature Date” means the date on which the last party signing this Trust Deed does so;

1.2.63.              “Specific Taxation and Expenses” means in relation to a Beneficiary, the sum of:

1.2.63.1.        any taxation (including, without limitation, Employees’ Tax) that is payable by the Trust or the Group;  and

1.2.63.2.        any costs, expenses and disbursements (including without limitation, brokerage costs, stamp duty and/or uncertificated securities tax) payable,

in respect of the transactions specifically relating to that Beneficiary;

1.2.64.              “Statutes” means the Trust Property Control Act and any other Statute affecting the performance by the Trustees of their duties or functions as such;

1.2.65.              “Subscription” means the subscription by the Trust of the Subscription Shares as set out in clause 9.3 (Subscription);

1.2.66.              “Subscription Date” means the date on which the Subscription occurs;

1.2.67.              “Subscription Price” means a subscription price of R0,01 (one cent) per Share;

1.2.68.              “Subscription Shares” means 1 891 913 (one million eight hundred and ninety one thousand nine hundred and thirteen) Shares;

1.2.69.              “Subsequent Vesting” means in respect of each New Eligible Employee, the vesting of the Vested Rights by reason of becoming an Employee Beneficiary pursuant to the provisions of clause 13.3;

1.2.70.              “Subsequent Vesting Notice” means a notice given by the Board or any Employer Company Board to the Trustees in terms of clause 13.3;

1.2.71.              “Suspensive Conditions” means the suspensive conditions to the Subscription as set out in clause 9.1 (Suspensive Conditions of Subscription);

1.2.72.              “Trust” means The Sasol Inzalo Management Scheme constituted by this Trust Deed;

1.2.73.              “Trust Deed” means this trust deed, as amended from time to time;

1.2.74.              “Trust Property Control Act” means the Trust Property Control Act, 1988;

1.2.75.              “Trustees” means the Trustees from time to time of the Trust;

1.2.76.              “Vested Right” means in respect of an Employee Beneficiary, those rights which vest, initially in the Scheme Shares and Dividends and later in other Scheme Shares and Other Assets (to the extent that there are those) from the Effective Date in terms of the provisions of this Trust Deed.

1.3.          If any provision in a definition is a substantive provision conferring rights or imposing obligations on any interested party, notwithstanding that it is only in the interpretation clause, effect shall be given to it as if it were a substantive provision of this Trust Deed.

1.4.          Any reference to an enactment or subordinate legislation is to that enactment or subordinate legislation as at the Signature Date and as amended or re-enacted from time to time.

1.5.          If any term is defined within the context of any particular clause in this Trust Deed, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Trust Deed, notwithstanding that that term has not been defined in this interpretation clause.

1.6.          The rule of construction that a contract shall be interpreted against the party responsible for the drafting or preparation of such contract, shall not apply.

1.7.          The words “other” and “otherwise” shall not be construed eiusdem generis with any preceding words where a wider construction is possible.

1.8.          The annexures to this Trust Deed form an integral part hereof and words and expressions defined in this Trust Deed shall bear, unless the context otherwise requires, the same meaning in such annexures.

2.             ESTABLISHMENT AND PURPOSE OF THE TRUST

2.1.          There is hereby established the Sasol Inzalo Management Scheme to be administered by the Trustees for the benefit of all Beneficiaries and in the manner and upon the terms and conditions set out in this Trust Deed.

2.2.          The Company intends to broaden equity ownership among its employees and to spread a significant portion of its empowerment transaction amongst the Group’s employees to ensure the sustained success of the Group. The main purpose of the Trust, therefore, is to grant Vested Rights to the Employee Beneficiaries and thereby to enable the Company to broaden equity ownership among its employees.  This would also assist the Company to achieve the BEE objectives set out in the Codes and/or the Charter (as the case maybe) and to maximise points for ownership under the generic scorecard of the Codes and/or the Charter (as the case maybe).

3.             FUNDING OF THE TRUST

3.1.          The Company has made a contribution of R1000,00 (one thousand rand) which has been accepted by the First Trustee.

3.2.          As soon as reasonably possible after the Commencement Date, the Company or its nominee/s shall make a capital contribution to the Trust of an amount equal to the number of Subscription Shares multiplied by the Subscription Price, for the sole purpose of enabling the Trust to subscribe for the Subscription Shares in terms of clause 9.3

3.3.          Save as contemplated in clause 12 (Day-To-Day Administration and Costs and Expenses of the Trust), the Company shall not be obliged to provide any further funding of any nature to the Trust nor shall it be obliged to give any guarantee or indemnity in respect of any of the Trust’s liabilities or obligations.

4.             TRUSTEES

4.1.          Number and Composition of Trustees

4.1.1.                Save as may otherwise be required by the Codes or the Charter, and save in the period prior to the appointment of the first Elected Trustee in terms of clause 4.3, there shall at all times be 2 (two) Trustees in office for the valid exercise of the powers and discharge of the duties of the Trustees in terms of this Trust Deed, both of whom must be:

4.1.1.1.           Black People; and

4.1.1.2.           independent in accordance with the listings Requirements of the JSE Limited from time to time.

4.1.2.                In the event that the Codes or the Charter require the appointment of any additional trustees, the Trustees shall ensure that the additional trustees are appointed in accordance with the relevant provisions of Codes or Charter (as the case may be).

4.1.3.                The Trustees shall be appointed as follows:

4.1.3.1.           1 (one) shall be appointed, removed and replaced by the Employee Beneficiaries; and

4.1.3.2.           1 (one) shall be appointed, removed and replaced by the Board.

4.1.4.                The Beneficiaries acknowledge that in terms of the JSE Limited listing requirements, until such time as the independent Trustees have been appointed, the Trustees shall not be entitled to vote any of the Scheme Shares.

4.2.          Company Appointed Trustee

4.2.1.                It is recorded that Sam Montsi is the Company Appointed Trustee in terms of clause 4.1.3.2 and also the First Trustee of the Trust. Sam Montsi by his signature to this Trust Deed, accepts his appointment as such and undertakes to carry out all the duties, functions and obligations incumbent upon him as soon as letters of authority have been issued to him by the Master.

4.2.2.                The Company shall from time to time on written notice to the Trustees be entitled to remove and replace the Trustee so appointed, and the Trustees shall procure such appointment, removal and replacement.

4.3.          Elected Trustee

4.3.1.                As soon as practicable after the Initial Vesting, but in any event within 6 (six) months thereof, the First Trustee shall procure that the Employee Beneficiaries shall have the opportunity to elect their Trustee referred to in clause 4.1.3.1 from a list containing the names of persons who have been nominated by Employee Beneficiaries as candidates, who comply with the applicable requirements of this clause 4 (Trustees) and who are not disqualified in terms of clause 4.4 (“Qualification, Disqualification and Further Election of Trustees”) (“Candidates”), in accordance with procedures to be determined by the Board from time to time, which procedures shall not entitle the Board to veto the nomination of any Candidate.

4.3.2.                The First Trustee shall send a written notice to each Employee Beneficiary, requesting him to vote for the appointment as Trustee of 1 (one) Candidate.  Each Employee Beneficiary who wishes to vote for a Candidate shall address his vote to the First Trustee by returning such notice, stating the name of the Candidate for whom she is voting.

4.3.3.                The First Trustee shall count the votes received from Employee Beneficiaries, which count shall be verified by the Auditors, and thereafter the First Trustee shall notify the Employee Beneficiaries of the Candidates who have been elected in terms of this clause 4.3.

4.3.4.                Should the Master refuse to grant letters of authority to a Trustee, or require that security be provided by a Trustee, the Trustee concerned shall not qualify as a Trustee of this Trust and in such event, the First Trustee shall identify the Candidate who received the next most votes in the election in terms of this clause 4.3, and such Candidate shall be put forward to the Master to replace the disqualified Candidate.  The same process shall be followed if the Master refuses to grant letters of authority to, or requires security from, such alternate Candidate.

4.3.5.                The Trustees in office from time to time shall ensure that an election of the Elected Trustee shall take place at 3 (three) year intervals, mutatis mutandis, on the basis set out in the other provisions of this clause 4.3, provided that if no nominations are made by Eligible Employees, or in the case of nominations no votes are cast in respect of any Candidates, then the Elected Trustees shall remain in office for the next period of 3 (three) years.

4.3.6.                Employee Beneficiaries constituting not less than 30% (thirty per cent) in number of all the Employee Beneficiaries at the relevant time, may, by notice in writing to the Trustees (“Requisition Notice”), requisition that a meeting of Employee Beneficiaries be convened by the Trustees for the purposes of considering a resolution or resolutions to remove the Elected Trustee then in office.  The Requisition Notice shall detail the name of the Elected Trustee, the removal of whom will be considered at the meeting of Employee Beneficiaries and the reasons for requiring the removal of the Elected Trustee.  As soon as practicable after receipt of a Requisition Notice, the Trustees shall convene a meeting of Employee Beneficiaries mutatis mutandis in accordance with the provisions of clause 20 (Meetings of Beneficiaries), save that:

4.3.6.1.           not less than 21 (twenty-one) clear days’ written notice of such meeting shall be given to the Employee Beneficiaries and to the Elected Trustee;

4.3.6.2.           such notice shall set out the reasons advanced by the Employee Beneficiaries for the removal of the Elected Trustee as set out in the Requisition Notice; and

4.3.6.3.           in order for a resolution for the removal of an Elected Trustee to be validly passed and effective at such meeting, such resolution must be passed by more than 50% (fifty per cent) of the votes cast in terms of clause 20.2.7 by Employee Beneficiaries present in person or by proxy and voting at such meeting.

4.4.                              Qualification, Disqualification and Further Election of Trustees

4.4.1.                Subject to the provisions of this clause 4 (Trustees), Employee Beneficiaries shall all be eligible for appointment as a Trustee.

4.4.2.                Notwithstanding anything to the contrary contained in this clause 4 (Trustees):

4.4.2.1.          the following persons shall be disqualified from acting as Trustee, and any Trustee in office from time to time that falls to be disqualified in terms hereof, shall be deemed to have ipso facto resigned:

4.4.2.1.1.                 any person who would be disqualified from acting as a director of a company in terms of the Companies Act;

4.4.2.1.2.                 any person removed from any office of trust on account of misconduct;

4.4.2.1.3.                 any person whose estate has been sequestrated and has not yet been rehabilitated;

4.4.2.1.4.                 any person who has been declared by a competent court to be mentally ill or incapable of managing his own affairs or if he is by virtue of the Mental Health Act, 1973, detained as a patient in an institution or as a state patient;

4.4.2.1.5.                 any person who has been convicted in South Africa or elsewhere of any offence of which dishonesty is an element or of any other offence for which he has been sentenced to either imprisonment without the option of a fine or a fine in excess of R5 000,00 (five thousand rand);

4.4.2.1.6.                 any person who has been dismissed from the employ of a Group Company for any reason whatsoever; and

4.4.2.1.7.                 any person whose appointment would in any way adversely impact the points which the Company may otherwise have been entitled to earn under the generic scorecard of the Codes and/or Charter (as the case maybe).

4.4.3.                The office of a Trustee shall be automatically vacated if:

4.4.3.1.          he becomes disqualified in terms of clause 4.4.2.1;

4.4.3.2.          he resigns his office by not less than 60 (sixty) days (or such shorter period as the remaining Trustee may agree to) written notice to the remaining Trustee;

4.4.3.3.          he dies;

4.4.3.4.          his term of office as such shall have expired;

4.4.3.5.          in the case of a Company Appointed Trustee, he is removed from office by the Company in terms of clause 4.2.2; or

4.4.3.6.          in the case of an Elected Trustee, he is removed from office by a resolution of the Employee Beneficiaries at a meeting of Employee Beneficiaries convened in terms of clause 4.3.6.

4.4.4.                If a Trustee who is an Eligible Employee, resigns from the employ of the Group during his term in office he shall be deemed to have resigned as Trustee on the date on which his employment with the Group terminates and he shall automatically cease to hold office as such.

4.4.5.                If the office of an Elected Trustee is vacated for any reason whatsoever, then the Company Appointed Trustee shall as soon as possible thereafter cause elections to be held in terms of clause 4.3 to elect a new Elected Trustee.

4.4.6.                No Trustee shall have the right during his lifetime or by last will to appoint his successor or an alternate Trustee to serve as Trustee in his place and stead.

5.             PROCEEDINGS OF TRUSTEES

5.1.          Any Trustee is at all times entitled to convene a meeting of the Trustees by giving 14 (fourteen) days’ written notice to the other Trustee, or such shorter notice as may be agreed by both of them in writing.

5.2.          The Trustees shall meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they deem fit.

5.3.          The Trustees may participate in a meeting of the Trustees by means of conference telephone or similar equipment by means of which all persons participating in the meeting can hear each other and any such participation in a meeting shall constitute presence in person at the meeting.

5.4.          Save at the time prior to the appointment of the first Elected Trustee in terms of clause 4.3, all the Trustees shall constitute a quorum for the purposes of meetings of the Trustees.

5.5.          Save as may be expressly otherwise provided in this Trust Deed or the Statutes, decisions to be taken by the Trustees present at a meeting of Trustees shall take place by unanimous consent.

5.6.          A resolution in writing signed by all the Trustees shall be valid and effectual as if it had been passed at a meeting of the Trustees duly called and constituted, and such resolution may be signed in counterparts and shall have effect from the date of the last Trustee’s signature.

5.7.          The Trustees shall keep minutes of their meetings in writing and all resolutions passed by the Trustees shall be duly signed by both Trustees.

6.             POWERS OF TRUSTEES

6.1.          Subject to the restrictive covenants as set out in clause 9 (Restrictive Covenants), the Trustees shall have the power and authority to achieve the intents, objects and purposes of the Trust to do whatever may be effected by a natural person who is a major in relation to his own affairs and as may be necessary for, or incidental to, the carrying out of their duties as set out in this Trust Deed, and such powers to do all things necessary to exercise the rights and perform the obligations of the Trust.  Without derogating from the generality of the foregoing, the Trustees shall have the following specific powers:

6.1.1.                to open and operate (either themselves or by a person/s authorised by them) bank accounts in the name of the Trust with any bank without any overdraft facility available in respect thereof, to draw, accept, make or endorse cheques, bills of exchange or promissory notes for and on behalf of the Trust;

6.1.2.                to make any investments with the relevant member of the Group in accordance with clause 15 (Investment of Cash);

6.1.3.                to subscribe for the Subscription Shares in accordance with clause 9.3 (Subscription), but to hold them only as an investment and never to trade in them, otherwise than as provided for in this Trust Deed;

6.1.4.                to exercise or to procure the exercise of the voting powers or other rights attached to the Scheme Shares and Other Assets, as determined in accordance with clause 22 (Voting of Scheme Shares);

6.1.5.                to distribute Dividends, Scheme Shares and Other Assets to the Beneficiaries in accordance with the terms of this Trust Deed;

6.1.6.                to pay Costs and taxes out of Dividends in respect of Available Scheme Shares and Other Available Assets;

6.1.7.                to delegate any of their rights, obligations, functions and powers set out in this Trust Deed to a person or entity (including the Administrator) who is approved in writing by the Board;

6.1.8.                to employ any professional or other person as the Trustees, acting reasonably and prudently, may decide, to provide professional services to the Trust and to take and act upon any professional advice so obtained, provided that the Trustees have obtained the pre-approval in writing of the Company’s audit committee for an appointment by the Trustees of the Auditors for any non-audit services;

6.1.9.                to receive any distributions by reason of the Scheme Shares and the Other Assets;

6.1.10.              to comply with any exercise by the Company of the Repurchase Right;

6.1.11.              to keep books of account of all transactions and proper records of the affairs of the Trust;

6.1.12.              to deal with any Corporate Action on the basis set out in this Trust Deed;

6.1.13.              to appear wherever necessary and there to sign all documents and generally to do all things required to give effect to the terms of this Trust Deed; and

6.1.14.              to exercise such further rights, powers and authorities as may from time to time be conferred upon them by resolution of the Board.

6.2.          The Elected Trustee shall have the power to employ any professional person as the Elected Trustee may anytime reasonably require to enable him/her to perform his/her powers, duties and functions under this Trust Deed, and the Trust shall bear the reasonable costs of employing such professional person.

6.3.          Without prejudice to any of the foregoing, the Trustees shall have:

6.3.1.                full capacity to contract on behalf of the Trust, subject always to such limitations, if any, as may be imposed by this Trust Deed, provided that they shall under no circumstances, subject to the Statutes, be personally liable on any such contract; and

6.3.2.                locus standi in judicio and be capable of bringing, defending, opposing, withdrawing, settling and/or otherwise acting on behalf of the Trust in connection with any proceedings whatsoever in or before any court, or in any arbitration, or before any other forum, provided that all costs reasonably incurred by them in that regard shall be for the account of the Trust.

6.4.          All deeds, documents or instruments required to be executed by the Trustees shall be deemed to have been validly executed, if executed by both the Trustees.

7.             DUTIES OF TRUSTEES

7.1.          The Trustees shall establish a register in which they shall record, in respect of each Employee Beneficiary, at least the following:

7.1.1.                the number of Scheme Shares and identity of Other Assets in respect of which he has Vested Rights from time to time;

7.1.2.                the number of Scheme Shares and identity of Other Assets in respect of which Vested Rights still need to be granted to him if the proviso in clause 13.3.1.2 is applicable to such New Eligible Employee;

7.1.3.                the date of commencement of his employment, where such Employee Beneficiary is a New Eligible Employee;

7.1.4.                any forfeitures of Vested Rights, which shall be entered into the Register as soon as possible after the forfeiture occurs;

7.1.5.                the date of termination of his Employment by the Group;

7.1.6.                the reason for termination of his Employment by the Group; and

7.1.7.                details of all distributions of Dividends, after deduction of an amount to cover Specific Taxation and Expenses, and/or Scheme Shares and/or Other Assets made to him in terms of this Trust Deed.

7.2.          The Trust shall hold the Scheme Shares and Other Assets in accordance with the provisions of this Trust Deed for the ultimate benefit of the Beneficiaries, but subject to the Repurchase Right.

7.3.          The Trustees shall not incur liabilities other than liabilities (including, without limitation, audit fees and liabilities in respect of tax) that they are obliged to incur in terms of any applicable law, or as specifically permitted by this Trust Deed.

7.4.          The Trustees shall not make any distributions to Beneficiaries in a manner other than that specified in this Trust Deed.

7.5.          The Trustees shall procure, insofar as they are able, that all circulars, letters and other documents issued to shareholders of the Company are made available to Employee Beneficiaries, on written request, at the Company’s registered office during normal business hours.

7.6.          The Trustees shall procure that the Trust Deed is available on written request to any Employee Beneficiary in an official language in which that Employee Beneficiary is familiar, provided that the English version of the Trust Deed shall prevail over any other translated version of the Trust Deed.

8.             PRIVILEGES OF THE TRUSTEES

8.1.          The Trustees shall be exempt from any obligation to furnish security in connection with their appointment and/or for the due administration of the Trust to the Master or any other person, body or authority.

8.2.          Subject to the Statutes:

8.2.1.                no Trustee shall be liable to make good to the Trust or any Beneficiary any loss occasioned or sustained by any cause, howsoever arising, except such losses as may arise from or be occasioned by his own personal dishonesty or other wilful misconduct or gross negligence;

8.2.2.                no Trustee shall be liable for any act of dishonesty or other misconduct committed by any other Trustee unless he knowingly allowed it or was an accessory to such dishonesty or other misconduct;

8.2.3.                the Trustees shall be indemnified out of the assets of the Trust against all claims and demands of whatsoever nature that may be made upon them arising out of the exercise or purported exercise of any of the powers hereby conferred upon them.

8.3.          The Trustees shall be reimbursed for all reasonable and necessary expenses incurred by them on behalf of, or for the benefit of, the Trust.

8.4.          Trustees who are not employees of the Group shall be entitled to be remunerated for their services as such and such remuneration shall be determined by the Board from time to time.

9.             SUBSCRIPTION FOR SCHEME SHARES

9.1.          Suspensive Conditions to the Subscription

The Subscription shall be conditional on the fulfilment of the following suspensive conditions within 12 (twelve) months of the registration of this Trust Deed by the Master, namely that:

9.1.1.                the Board has adopted a resolution approving the Subscription; and

9.1.2.                the Shareholders in general meeting have passed the necessary resolutions approving the transaction contemplated in this Trust Deed and the registration of any of such resolution as may be a special resolution.

9.2.          Pre-conditions of the Subscription

As a pre-condition of the Subscription, each of the Subscription Shares to be subscribed, and each Non Elective Capitalisation Share to be awarded to the Trust, shall not be entitled to the declaration and receipt of:

9.2.1.                50% (fifty percent) per Scheme Share of dividends declared in the ordinary course (which shall not include what is described by the Board as a special, extraordinary or abnormal dividend or distribution) in respect of any other Share held by a Shareholder other than the Trustees and the trustees of the Sasol Inzalo Employee Scheme and the Sasol Inzalo Foundation; and

9.2.2.                100% (one hundred per cent) per Scheme Share of what is described by the Board as a special, extraordinary or abnormal dividend or distribution made by the Company in respect of any other Share held by a Shareholder other than the Trustees and the trustees of the Sasol Inzalo Employee Scheme and the Sasol Inzalo Foundation.

9.3.          Subscription

Subject the fulfilment of the Suspensive Conditions, within 20 (twenty) Business Days after the receipt by the Trust of the capital contribution referred to in clause 3.2, the Company shall issue to and the Trust shall subscribe for the Subscription Shares in consideration for the Subscription Price and the Company shall against receipt thereof allot and issue the Subscription Shares to the Trust.

10.           RESTRICTIVE COVENANTS

10.1.        The Trust shall, unless and to the extent that the Company may otherwise in writing agree, not:

10.1.1.              save for the Scheme Shares and Other Assets, acquire any other asset except for holding cash;

10.1.2.              pledge, cede in security, mortgage or otherwise hypothecate or encumber any Scheme Shares or Other Assets or any of the rights attached to the Scheme Shares;

10.1.3.              except in accordance with the provisions of this Trust Deed Dispose of or enter into any contract to Dispose of any Scheme Shares (whether or not they are listed) or any Other Assets or any of the rights attached thereto; or

10.1.4.              enter into any agreement in respect of the votes attached to any of the Scheme Shares or any of the other rights attached to the Scheme Shares.

10.2.        The Company shall not register any transfer of Scheme Shares made in breach of this Trust Deed.

11.           BOOKS OF ACCOUNT AND AUDITORS

11.1.        The Trustees shall keep true and correct records and books of account of their administration of the Trust in such manner and form as is necessary in order that the records and books shall at all times fairly reflect the position of the Trust.  There shall be recorded in such records and books of account, inter alia, any change of the Trust assets from time to time and the income and/or the expenses applicable to the administration of the Trust.

11.2.        Such records and books of account, together with all other papers and documents connected with or relating to the Trust, shall be kept at the office of the Administrator.

11.3.        The Trustees shall be entitled to appoint and remove the Auditors subject to the prior written consent of the Board.

11.4.        The Auditors, the Board and all Employer Company Boards shall have the right of access at all times to the books and records of the Trust.  The Auditors, the Board and the Employer Company Boards shall each be entitled to demand from the Trustees such information and explanations as the Board or Employer Company Board may reasonably require and in the case of the Auditors, as may be necessary for the performance of their duties as Auditors.

11.5.        The Trustees shall:

11.5.1.              ensure that the books of account of the Trust are prepared in accordance with the Company’s accounting policy from time to time and International Financial Reporting Standards stipulated from time to time by the International Accounting Standards Board (or its successor body) and that such books of account are audited in accordance with international standards on auditing; and

11.5.2.              annually cause financial statements to be prepared and the financial statements so prepared to be audited by the Auditors.

12.           DAY-TO-DAY ADMINISTRATION AND COSTS AND EXPENSES OF THE TRUST

12.1.        The day-to-day administration of the affairs of the Trust shall, at the election of the Board, be undertaken on behalf of the Trustees by the Company itself, or by an independent person appointed, removed and replaced from time to time by the Trustees.

12.2.        All Costs and taxes of the Trust shall be borne by the Trust out of dividends received in respect of Available Scheme Shares and Other Available Assets and all interest received by the Trustees.  If there is any shortfall, the Company shall pay same to the Trust by way of a capital contribution. No Other Available Assets received by the Trust may be utilised to discharge Costs and taxes.

12.3.        For the avoidance of doubt, it is recorded that the Trust shall not be responsible for any costs (including, without limitation, Specific Taxation and Expenses) in respect of any right exercised by an Employee Beneficiary or benefit distributed to the Employee Beneficiary under this Trust Deed.

13.           VESTINGS

13.1.        Eligible Employees

13.1.1.             Nothing in this clause 13, should be construed as conferring an automatic right upon an Eligible Employee to become an Employee Beneficiary.

13.1.2.              The Board shall be entitled, in its sole discretion, by written notice to the Trustees to amend and/or replace schedule “A”.

13.2.        Initial Vestings

13.2.1.              The Board in respect of Eligible Employees in its employ and any Employer Company Board in respect of Eligible Employees in its employ shall as soon as possible after the Commencement Date deliver to the Trustees an Initial Vesting Notice:

13.2.1.1.          detailing the particulars of the Eligible Employees who qualify to become Employee Beneficiaries with effect from the Effective Date;

13.2.1.2.          detailing the number of Scheme Shares in respect of which Vested Rights are intended to be granted, which number shall be determined by the Board in its sole discretion; and

13.2.1.3.          instructing the Trustees to notify in writing within the period specified in the Initial Vesting Notice, each Eligible Employee referred to in clause 13.2.1.1 that it is the intention of the Trustees to make him an Employee Beneficiary under the Trust Deed (unless he notifies the Trustees in writing within 30 (thirty) days of the date of the written notification, that he does not wish to become an Employee Beneficiary) as a result of which Vested Rights will vest in him in terms of this Trust Deed, with effect from the Effective Date, including the right in the circumstances expressly provided for in this Trust Deed to direct the Trustees as to the manner in which they should vote the Scheme Shares in respect of which he has a Vested Right at the relevant time.

13.2.2.              On receipt of the Initial Vesting Notice, the Trustees shall comply with the provisions of clause  13.2.1.3.  Unless an Eligible Employee to whom a notice in terms of clause 13.2.1.3 is sent has timeously notified the Trustees in writing that he did not wish to accept his Initial Vesting, the Trustees shall be obliged to enter his name in the Register and such Eligible Employee shall thereby, with effect from the Effective Date, become an Employee Beneficiary.

13.3.        Subsequent Vestings

13.3.1.              During the period of 5 (five) years commencing from the Subscription Date, the Board in respect of Eligible Employees in its employ and any Employer Company Board in respect of Eligible Employees in its employ may deliver to the Trustees a notice in writing (“Subsequent Vesting Notice”):

13.3.1.1.           detailing the particulars of the New Eligible Employees who qualify to become Employee Beneficiaries with effect from the Effective Date;

13.3.1.2.           detailing the number of Scheme Shares (and the Other Assets (excluding cash received by virtue of Dividends already declared) which arose by virtue of those Scheme Shares) in respect of which Vested Rights are intended to be granted, which number shall be determined by the Board in its sole discretion;

13.3.1.3.           instructing the Trustees to notify in writing within the period specified in the Subsequent Vesting Notice, each New Eligible Employee referred to in clause 13.3.1.1 that it is the intention of the Trustees to make him an Employee Beneficiary under the Trust Deed (unless he notifies the Trustees in writing within 30 (thirty) days of the date of the written notification, that he does not wish to become an Employee Beneficiary) as a result of which Vested rights will vest in him in terms of this Trust Deed with effect from the Effective Date.

13.3.2.              On receipt of the Subsequent Vesting Notice, the Trustees shall comply with the provisions of clause 13.3.1.

13.3.3.              Unless a New Eligible Employee to whom a notice in terms of clause 13.3.1.3 is sent, timeously notified the Trustees in writing that he did not wish to accept his Subsequent Vesting, the Trustees shall be obliged to enter his name in the Register and such Eligible Employee shall thereby, with effect from the Effective Date, become an Employee Beneficiary.

14.           DIVIDENDS

14.1.        Except where an Employee Beneficiary has forfeited the right thereto in terms of the provisions of this Trust Deed, each Employee Beneficiary shall have the Vested Right to the distribution of the Designated Percentage of the Dividends.

14.2.        All Dividends received by the Trust, the rights to which have vested in any New Eligible Employee as a result of any Subsequent Vesting, after the Effective Date but before the New Eligible Employee’s details are entered into the Register will remain in the Trust and will be distributed to him as soon as reasonably possible after his details have been entered into the Register.

14.3.        All Dividends received by the Trust in respect of the Available Scheme Shares and Other Available Assets:

14.3.1.              will be utilised to cover all Costs; and

14.3.2.              if any amount remains thereafter, may be distributed by the Trustees in their discretion to the Residual Beneficiary on an ad hoc basis, failing which the Trustees shall distribute them to the Residual Beneficiary as soon as possible after the Final Date.

14.4.        No Other Available Assets received by the Trust may be used for this purpose.

14.5.        Except as otherwise specifically provided in terms of this Trust Deed, distributions of any part of Dividends to Employee Beneficiaries entitled thereto, shall be effected as soon as reasonably possible after receipt thereof by the Trust.

14.6.        Notwithstanding the date of receipt thereof by the Trust, the Dividends referred to in clause 1.2.27.2 shall be distributed to Employee Beneficiaries at the same time as the Dividends referred to in clause 1.2.27.1 are distributed to Employee Beneficiaries.

15.           INVESTMENT OF CASH

Any available cash of the Trust shall be invested with Sasol Financing (Proprietary) Limited or its successors-in-title as the financier member of the Group, of the Trust, provided that the interest rates payable to the Trust in respect of such investment are at least market-related rates.

16.           RESTRICTIVE COVENANTS: EMPLOYEE BENEFICIARIES

16.1.        Notwithstanding anything to the contrary contained in this Trust Deed, Employee Beneficiaries shall not be entitled to:

16.1.1.              pledge, cede in security, mortgage or otherwise hypothecate or encumber any Vested Rights;

16.1.2.              Dispose of or enter into any contract to Dispose of any of their Vested Rights;

16.1.3.              other than as set out in clause 20.2.6, enter into any agreement in respect of the votes in respect of which they have Vested Rights; or

16.1.4.              Dispose of any Scheme Share which has been distributed to him/her in terms of the Trust Deed until after the expiry of a period of 7 (seven) days from the Distribution Date.

17.           REPURCHASE, DISTRIBUTION AND FORFEITURE OF SHARES

17.1.        Repurchase of Shares

17.1.1.              Within a period of 60 (sixty) days prior to the Final Date, the Company shall by written notice to the Trustees be entitled to repurchase from the Trust a maximum of that number of Scheme Shares as is determined in terms of the Repurchase Formula (“Repurchase Shares”), in which event a Repurchase shall be deemed to have been concluded on the following terms:

17.1.1.1.              the effective date of the Repurchase shall be the date on which the Company gives its written notice exercising the Repurchase Right;

17.1.1.2.              the purchase price for each Repurchase Share shall be the Subscription Price; and

17.1.1.3.              the purchase price shall be payable by the Company against delivery of the relevant documents of title for the Repurchase Shares, which the Trustees shall deliver within 7 (seven) days after the exercise of the Repurchase Right;

17.1.1.4.              the Repurchase Shares shall be purchased voetstoots and without any warranties of any nature save that the Trust is the owner thereof and that the Repurchase Shares are not subject to any pledge, cession in security, mortgage or any other encumbrance.

17.1.2.              As regards any Repurchase Shares purchased by the Company, each Beneficiary shall forfeit any Vested Rights whether pursuant to an Initial Vesting or a Subsequent Vesting as regards such number of Scheme Shares as is equal to the Designated Percentage applied to the total number of Repurchase Shares.

17.2.        Distribution of Scheme Shares and Other Assets to Employee Beneficiaries after the Final Date arrives

Each Employee Beneficiary as at the Final Date shall be entitled to the distribution by the Trustees, subject to the provisions of clause 25, of the Designated Percentage of that number of Scheme Shares and the Designated Percentage of the Other Assets remaining after the Repurchase.

18.           DISTRIBUTION OF SCHEME SHARES AND OTHER ASSETS TO RESIDUAL BENEFICIARY

The Residual Beneficiary, shall have the vested right to, and accordingly be unconditionally entitled to the distribution after the Final Date, subject to the provisions of clauses 14.3 and 25.5, of the

Scheme Shares and any Other Assets, including any interest received by the Trust, remaining after giving effect to the provisions of clause 17 (Repurchase, Distribution and Forfeiture of Shares).

19.           CESSATION OF EMPLOYMENT OR DEMOTION OF EMPLOYEE BENEFICIARIES

19.1.        Cessation of Employment by Reason of Death

If an Employee Beneficiary ceases to be employed by the Group by reason of his death at any time prior to the Final Date, then the Employee Beneficiary’s nominated beneficiaries under the Company’s Pension Fund Scheme, or in the absence of any such nominations, the Employee Beneficiary’s heirs shall be treated as the Employee Beneficiary in respect of the deceased Employee Beneficiary’s Beneficiary Balance until the Final Date.

19.2.        Cessation of Employment with the Group by reason of Retirement, Retrenchment or by virtue of s197 of the LRA

19.2.1.              An Employee Beneficiary shall not cease to be an Employee Beneficiary because he ceases to be employed by an Employer Company by reason of his Retirement, as a result of a retrenchment or as a result of the application of section 197 of the LRA (“Retired/Retrenched/Transferred Employee”).

19.2.2.              If a Retired/Retrenched/Transferred Employee is re-employed by the Group within a period of 5 (five) years from the Subscription Date, then the Retired/Retrenched/Transferred Employee will be deemed to be a New Eligible Employee and will be entitled, at the discretion of the Board in respect of Eligible Employees in its employ, or the Employer Company Board in respect of Eligible Employees in its employ, to participate in Subsequent Vestings under clause 13.3.

19.3.        Cessation of Employment by reason of resignation

19.3.1.              If an Employee Beneficiary ceases to be employed by the Group by reason of his resignation (“Resigned Employee”):

19.3.1.1.              during the Forfeiture Period, the Resigned Employee shall, ipso facto, with effect from the date of his resignation forfeit, for no consideration, his entire Vested Rights (excluding his right to any distribution contemplated in clause 14.1 of a portion of Dividends received by the Trust prior to his resignation but not distributed by that date) and cease to be an Employee Beneficiary under the Trust;

19.3.1.2.              after the Forfeiture Period, the Resigned Employee shall, ipso facto, with effect from the date of his resignation forfeit, for no consideration:

19.3.1.2.1.           70% (seventy percent) of the Beneficiary Balance if he resigned at any time during the first year after the Forfeiture Period;

19.3.1.2.2.           60% (sixty percent) of the Beneficiary Balance if he resigned at any time during the second year after the Forfeiture Period;

19.3.1.2.3.           50% (fifty percent) of the Beneficiary Balance if he resigned at any time during the third year after the Forfeiture Period;

19.3.1.2.4.           40% (forty percent) of the Beneficiary Balance if he resigned at any time during the fourth year after the Forfeiture Period;

19.3.1.2.5.           30% (thirty percent) of the Beneficiary Balance if he resigned at any time during the third year after the Forfeiture Period;

19.3.1.2.6.           20% (twenty percent) of the Beneficiary Balance if he resigned at any time during the second year after the Forfeiture Period;

19.3.1.2.7.           10% (ten percent) of the Beneficiary Balance if he resigned at any time during the first year after the Forfeiture Period,

including his right to any distribution contemplated in clause 14.1 of a portion of Dividends received by the Trust prior to his resignation but not distributed by that date.

19.3.1.3.         An Employee Beneficiary shall retain his Vested Rights which are not forfeited under this clause 19.3.1.2.

19.3.2.              If a Resigned Employee is re-employed by the Group within a period of 5 (five) years from the Subscription Date, then the Resigned Employee will be deemed to be a New Eligible Employee and will be entitled, at the discretion of the Board in respect of its Eligible Employees, and Employer Company

Board in respect of its Eligible Employees to participate in Subsequent Vestings under clause 13.3.

19.4.        Cessation of Employment by Reason of Dismissal

19.4.1.              Subject to clause 19.4.2 if an Employee Beneficiary ceases to be employed at any time prior to the Final Date by the Group by reason of his dismissal (other than for reasons of retrenchment), such dismissed Employee Beneficiary shall, ipso facto, with effect from the date of his dismissal forfeit, for no consideration, his entire Vested Rights (including his right to any distribution contemplated in clause  14.1 of a portion of Dividends received by the Trust prior to the date of his dismissal but not distributed by that date) and cease to be an Employee Beneficiary under the Trust.

19.4.2.              If the dismissal of an Employee Beneficiary is found by one of the CCMA, a Bargaining Council having jurisdiction or the Labour Court to have been substantively unfair and such decision is either not challenged by the Employer Company or has been confirmed on review by the Labour Court then the dismissed employee shall be re-instated as an Employee Beneficiary with effect from the date of his dismissal and shall with retrospective effect, be reinstated with the Vested Rights forfeited as a result of the dismissal as if the forfeiture had never taken place.

19.4.3.              In the event that an Employee Beneficiary is found to have been substantively unfairly dismissed as described in 19.4.2 above but is not awarded reinstatement of his employment the Employee Beneficiary will be considered, for purposes of this Trust Deed, to have resigned with effect from the date of his dismissal.

19.4.4.              The operation of 19.4.2 and 19.4.3 above shall not be suspended by any appeal that may be launched by an Employer Company or former Employee Beneficiary to the Labour Appeal Court or any other court.

19.4.5.              If a dispute is declared regarding the substantive fairness of the dismissal of an Employee Beneficiary, such Employee Beneficiary’s Vested Rights shall continue to be forfeited, but the Scheme Shares and/or Other Assets which are the subject of the Vested Rights shall not become Available Scheme Shares and/or Other Available Assets if the provisions of clause 19.4.2 apply.  If it is no longer possible for clause 19.4.2 to be invoked the Vested Rights shall remain forfeited and the Scheme Shares in question shall thereupon form part of the Available Scheme Shares and/or Other Available Assets.

19.5.        Demotion of Employee Beneficiary

An Employee Beneficiary shall not cease to be an Employee Beneficiary as a result of his demotion by any Employer Company for any reason whatsoever.

19.6.        Transfers within the Group

Notwithstanding anything to the contrary contained herein, an Employee Beneficiary who ceases to be employed by a Group Company but is thereupon immediately employed by another Group Company, shall not for the purposes of this clause 19 (Cessation of Employment of Employee Beneficiaries) be deemed to have ceased to be employed by the Group.

20.           MEETINGS OF BENEFICIARIES

20.1.        The Trustees shall procure that meetings of the Beneficiaries are held at least once a year, and as and when the Trustees deem fit.  At these meetings the Trustees shall present to the Beneficiaries the annual financial statements of the Trust and, to the extent they deem it necessary and appropriate having regard to their fiduciary duties, shall seek the views of, consult with, and where appropriate take directions from Beneficiaries in respect of their interests held by the Trust.

20.2.        In respect of all meetings of the Beneficiaries:

20.2.1.              such meetings shall be held at such suitable venue as the Trustees may determine and obtain;

20.2.2.              the Trustees shall give not less than 14 (fourteen) days’ written notice to all Beneficiaries, or such shorter notice as may be agreed by all the Beneficiaries in writing;

20.2.3.              a minimum number of 50 (fifty) Employee Beneficiaries shall constitute a quorum;

20.2.4.              if within 30 (thirty) minutes from the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned to a date to be determined by the Trustees (which date shall not be earlier than 7 (seven) days and not later than 14 (fourteen) days after the date of the meeting) at the same time and place, (or if such place not be available, at such other place as the Trustees may appoint), and all the Beneficiaries shall be notified in writing of the date, time and place of the adjourned meeting.  If at such adjournment of any such meeting a quorum is not present within 30 (thirty) minutes from the time appointed for the adjourned meeting, those present at such meeting shall constitute a quorum.  The agenda for any adjourned meeting shall be the same agenda as for the meeting which was originally scheduled;

20.2.5.              the meetings shall be chaired by the Trustees on a rotational basis annually, with the Company Appointed Trustee being the first chairperson for the first year from the Commencement Date and the Elected Trustee being the second chairperson;

20.2.6.              each Beneficiary shall be entitled to appoint, in writing, a proxy to represent him;

20.2.7.              each Beneficiary shall have 1 (one) vote for each Scheme Share in respect of which at the relevant time he has Vested Rights; and

20.2.8.              the Trustees shall keep minutes of the meetings of Beneficiaries in writing and such minutes and resolutions passed by the Beneficiaries shall be duly signed by the Chairperson of the meeting and such minutes shall be available on written request to any Beneficiary at the Trust’s domicilium address during normal business hours.

20.3.        Nothing contained in this clause 20 (Meetings of Beneficiaries) shall prevent the Trustees from exercising their discretion as Trustees.

21.           ENTITLEMENT OF EMPLOYEE BENEFICIARIES TO REQUISITION MEETINGS

A minimum number of 50 (fifty) Employee Beneficiaries, may, by notice in writing to the Trustees, requisition a meeting of the Beneficiaries.  Such notice shall specify in detail the matters which the Employee Beneficiaries wish to discuss at the meeting.  Subject to the provisions of clause 4.3.6.1, as soon as practicable after receipt of such notice, the Trustees shall, save as contemplated in clause 4.3.6.1, give not less than 14 (fourteen) days’ written notice to all Employee Beneficiaries of a meeting to be held to discuss the matters specified in such requisition.

22.           VOTING OF SCHEME SHARES

22.1.        Where the Trustees are required to vote on a proposed resolution of the shareholders of the Company (“Proposed Shareholders’ Resolution”) or with regard to the acceptance of a take-over offer or scheme of arrangement contemplated in clause 23.1, 23.2, or 23.3, the Trustees shall within a reasonable period prior to voting dispatch a written notice to the Employee Beneficiaries describing the Proposed Shareholders’ Resolution or take-over offer or scheme of arrangement and asking each of them to vote by written return by a date stipulated in the notice how he directs the Trustees to exercise the voting rights attached to the Scheme Shares in favour of, or against, the Proposed Shareholders’

Resolution take-over offer or scheme of arrangement contemplated in clause 23.1, 23.2, or 23.3.

22.2.        On receipt of all the written returns, the Trustees shall count the votes in favour of and against the Proposed Shareholders’ Resolution, as well as any non-returns and abstentions.

22.3.        The Trustees shall thereafter vote on:

22.3.1.              the Proposed Shareholders’ Resolution as regards :

22.3.1.1.         the number of votes by Employee Beneficiaries in favour of the Proposed Shareholders’ Resolution, by voting the same number of Scheme Shares in favour of the Proposed Shareholders’ Resolution;

22.3.1.2.         the number of votes by Employee Beneficiaries against the Proposed Shareholders’ Resolution, by voting the same number of Scheme Shares against the Proposed Shareholders’ Resolution; and

22.3.1.3.         the number of non-returns or abstentions and in respect of any Scheme Shares not subject to Vested Rights, as they in their discretion exercised jointly in accordance with the provisions of clause 5.5, determine;

22.3.2.              any take-over offer or scheme of arrangement contemplated in clause 23.1, 23.2, or 23.3 as regards:

22.3.2.1.         the number of votes by Employee Beneficiaries in favour of the scheme of arrangement or in favour of accepting the take-over offer, by voting the same number of Scheme Shares in that manner in favour of the scheme of arrangement or by accepting the take-over offer, as the case may be;

22.3.2.2.         the number of votes by Employee Beneficiaries rejecting the take-over offer or against the scheme of arrangement, by rejecting the take-over offer or by voting the same number of Scheme Shares in that manner, as the case may be; and

22.3.2.3.         the number of non-returns or abstentions and in respect of any Scheme Shares not subject to Vested Rights, as they in their discretion exercised jointly in accordance with the provisions of clause 5.5, determine.

22.3.3.              In the case of an offer contemplated in clause 23.3 or 23.4 which permits the holder of the Scheme Shares to make an election as to the proportion of cash and the proportion of the Consideration Shares, the Trustees shall exercise that election in accordance with the determination of a majority of the votes of the Employee Beneficiaries exercised in accordance with the provisions of clause 20.2.7 at a meeting convened in accordance with the provisions of clause 20 (Meetings of Beneficiaries).

23.           CORPORATE ACTION

23.1.        100% acquisition of Company for cash consideration

23.1.1.              Should an offeror give notice that it intends to propose a take-over offer or scheme of arrangement (which shall for the avoidance of doubt include a scheme effected by way of a share buy back by the Company) as a result of which the entire issued share capital of the Company will be acquired in consideration only for cash, then the Company shall from the date of gaining knowledge of the proposed take-over offer or scheme of arrangement until the Business Day after the expiry of the period contemplated in clause 23.1.1.2, be entitled to effect a Repurchase of the Scheme Shares on the following terms:

23.1.1.1.              the Repurchase shall occur with effect from the date on which the Company gives written notice to the Trust of its intention to effect the Repurchase, the intention being that the Scheme Shares in question should not be the subject of the take-over or scheme of arrangement, but shall be implemented only when the condition in clause 23.1.1.2 is fulfilled;

23.1.1.2.              the Repurchase shall be subject to the fulfilment of the following suspensive condition:

23.1.1.2.1.        in the case of the proposed scheme of arrangement, the sanctioning thereof by the court; or

23.1.1.2.2.        in the case of the proposed take-over offer, the acceptance thereof by the requisite percentage of the Shareholders in order to make the take-over a compulsory one;

23.1.1.3.          the number of Scheme Shares which the Company shall repurchase from the Trust shall be determined in accordance with the Repurchase Formula, with the market value of a Share being adjusted to the price offered per Share in the Company by the offeror;

23.1.1.4.          the purchase price payable by the Company to the Trust shall be the Subscription Price; and

23.1.1.5.          the purchase price shall be payable by the Company against delivery of the relevant documents of title in respect of the Scheme Shares repurchased by the Company from the Trust.

23.1.2.             If the proposed take-over offer or scheme of arrangement is approved on the basis set out in clause 23.1.1.2, then:

23.1.2.1.          as soon as reasonably possible after the Company has effected the Repurchase referred to in clause 23.1.1, or if Sasol does not exercise such Repurchase Right, as soon as reasonably possible after it lapses, but prior to the implementation of the proposed scheme of arrangement or take-over offer, the Trust shall, in respect of the Remaining Scheme Shares, take all steps as are necessary to procure that ownership in respect of the Designated Percentage thereof is passed to each Employee Beneficiary; and

23.1.2.2.          the Trustees shall, thereafter, acting as an agent on behalf of each Employee Beneficiary, release the Scheme Shares to the offeror.

23.1.3.             Having received, on behalf of the Beneficiaries, all cash proceeds payable by the offeror in respect of the Scheme Shares, the Trust shall distribute such proceeds on the Distribution Date on the following basis:

23.1.3.1.          to each Employee Beneficiary, his Designated Percentage, from which shall be deducted an amount to cover the Specific Taxation and Expenses; and

23.1.3.2.          the remainder, if any, to the Residual Beneficiary subject to clause 25.5,

and the Trustees shall use the amounts deducted for Specific Taxation and Expenses to pay same.

23.2.        100% acquisition of Company for consideration in shares

23.2.1.             Should an offeror give notice that it intends to propose a take-over offer or scheme of arrangement (which shall for the avoidance of doubt include a scheme effected by way of a share buy back by the Company) as a result of which the entire issued share capital of the Company will be acquired in consideration for Consideration Shares, then the Company shall, from the date of gaining knowledge of the proposed offer or scheme of arrangement until the Business Day after the expiry of the period contemplated in clause 23.2.1 be entitled to effect a repurchase of the Scheme Shares on the following terms:

23.2.1.1.          the Repurchase shall occur with effect from the date on which the Company gives written notice to the Trust of its intention to effect the Repurchase, the intention being that the Scheme Shares in question should not be the subject of the take-over or scheme of arrangement, but shall be implemented only when the condition in clause 23.2.1.2 is fulfilled;

23.2.1.2.          the Repurchase shall be subject to the fulfilment of the following suspensive condition:

23.2.1.2.1.       in the case of the proposed scheme of arrangement, the sanctioning thereof by the court; or

23.2.1.2.2.       in the case of the proposed take-over offer, the acceptance thereof by the requisite percentage of the Shareholders in order to make the take-over a compulsory one;

23.2.1.3.          the number of Scheme Shares which the Company shall repurchase from the Trust shall be determined in accordance with the Repurchase Formula with the market value of a Share being adjusted to take account of the value of the relevant Consideration Shares;

23.2.1.4.          the purchase price payable by the Company to the Trust shall be the Subscription Price; and

23.2.1.5.          the purchase price shall be payable by the Company against delivery of the relevant documents of title in respect of the Scheme Shares repurchased by the Company from the Trust.

23.2.2.             If the proposed take-over offer or scheme of arrangement is approved on the basis set out in clause 23.2.1.2, then:

23.2.2.1.          as soon as reasonably possible after the Company has effected the Repurchase referred to in clause 23.2.1, or if Sasol does not exercise such Repurchase Right, as soon as reasonably possible after it lapses, but prior to the implementation of the proposed scheme of arrangement or take-over offer, the Trust shall, in respect of the remaining Scheme Shares, take all steps as are necessary to procure that ownership in respect of the Designated Percentage thereof is passed to each Employee Beneficiary; and

23.2.2.2.          the Trustees shall, thereafter, acting as an agent on behalf of each Employee Beneficiary, release the Scheme Shares to the offeror.

23.2.3.             Having received, on behalf of the Beneficiaries, all the Consideration Shares the Trust shall distribute the Consideration Shares on the Distribution Date on the following basis:

23.2.3.1.          to each Employee Beneficiary, his Designated Percentage of the Consideration Shares, subject to clause 25.3 or 25.4, as the case may be; and

23.2.3.2.          the remainder, if any, to the Residual Beneficiary subject to clause 25.5,

and the Trustees shall use any amounts deducted for Specific Taxation and Expenses to pay same.

23.3.        100% acquisition of Company for consideration in cash and shares

23.3.1.             Should an offeror give notice that it intends to propose a take-over or scheme of arrangement (which shall for the avoidance of doubt include a scheme effected by way of a share buy back by the Company) as a result of which the entire issued share capital of the Company will be acquired in consideration for a combination of cash and Consideration Shares, then the Company shall, from the date of gaining knowledge of the proposed offer or scheme of arrangement until the Business Day after the expiry of the period contemplated in clause 23.3.1.2 be entitled to effect a repurchase of the Scheme Shares on the following terms:

23.3.1.1.          the Repurchase shall occur with effect from the date on which the Company gives written notice to the Trust of its intention to effect the Repurchase, the intention being that the Scheme Shares in question should not be the subject of the take-over or scheme of arrangement, but shall be implemented only when the condition in clause 23.3.1.2 is fulfilled;

23.3.1.2.          the Repurchase shall be subject to the fulfilment of the following suspensive condition:

23.3.1.2.1.       in the case of the proposed scheme of arrangement, the sanctioning thereof by the court; or

23.3.1.2.2.       in the case of the proposed take-over offer, the requisite percentage of the Shareholders in order to make the take-over a compulsory one;

23.3.1.3.          the number of Scheme Shares which the Company shall repurchase from the Trust shall be determined in accordance with the Repurchase Formula with the market value of a Share being adjusted to the price offered per Share by the offeror and the value of the relevant number of Consideration Shares;

23.3.1.4.          the purchase price payable by the Company to the Trust shall be the Subscription Price; and

23.3.1.5.          the purchase price shall be payable by the Company against delivery of the relevant documents of title in respect of the Scheme Shares repurchased by the Company from the Trust.

23.3.2.             If the proposed take-over offer or scheme of arrangement is approved on the basis set out in clause 23.3.1.2, then:

23.3.2.1.          as soon as reasonably possible after the Company has effected the Repurchase referred to in clause 23.3.1, or if Sasol does not exercise such Repurchase Right, as soon as reasonably possible after it lapses, but prior to the implementation of the proposed scheme of arrangement or take-over offer, the Trust shall, in respect of the Remaining Scheme Shares take all steps as are necessary to procure that ownership in respect of the Designated Percentage thereof is passed to each Employee Beneficiary; and

23.3.2.2.          the Trustees shall, thereafter, acting as an agent on behalf of each Employee Beneficiary, release the Scheme Shares to the offeror.

23.3.3.             Having received, on behalf of the Beneficiaries, all the Consideration Shares and the cash proceeds payable by the offeror to the Trust, the Trust shall distribute the cash proceeds and Consideration Shares on the Distribution Date on the following basis:

23.3.3.1.        the cash portion of each Beneficiary’s entitlement shall be utilised to discharge such Beneficiary’s attributable Specific Taxation and Expenses;

23.3.3.2.        if the cash portion of any Beneficiary’s entitlement is not sufficient to discharge his attributable Specific Taxation and Expenses then the provisions of clause 25.3 or 25.4 shall apply;

23.3.3.3.        to each Employee Beneficiary, his Designated Percentage, subject to clause 23.3.3.1 or 23.3.3.2, as the case may be; and

23.3.3.4.        the remainder, if any, to the Residual Beneficiary subject to clause 25.5,

and the Trustees shall use any amounts deducted for Specific Taxation and Expenses to pay same.

23.4.        Partial acquisition of Company for cash / shares / combination including share buy back

Should an offeror give notice that it intends to propose an offer as a result of which only part of each shareholder’s Shares will be acquired, if the offer is accepted (“Partial Offer”), and if in the opinion of the Company, in its sole discretion, the Partial Offer might adversely impact the BEE credentials of the Company in any way, the Board may direct the Trustees in writing, who would on such direction be obliged, to reject such Partial Offer as regards the portion of the Scheme Shares which is the subject of the Partial Offer and the Employee Beneficiaries shall not be entitled to direct the Trustees to vote on such Partial Offer in any other manner.

23.5.        Capitalisation Shares award

23.5.1.     Should an award of Non Elective Capitalisation Shares in the Company be made to the Trust then those Non Elective Capitalisation Shares shall form part of the Scheme Shares and shall be treated in accordance with, and subject to the terms and conditions of, this Trust Deed.

23.5.2.     In the case of the Company offering a cash Dividend with the alternative of Elective Capitalisation Shares or vice versa, the Trustees shall be obliged to elect or accept, as the case may be, the cash Dividend.

23.6.        Other Corporate Actions

23.6.1.             As regards any unbundling by the Company of any of its assets, any Partial Offer in respect of which the Company does not direct the Trustees to reject the Partial Offer, any buy back offer by the Company made generally to its shareholders or any other form of corporate action which could result in Scheme Shares being acquired from the Trustees or the Trustees being the owner of additional assets or the Scheme Shares no longer being worth their previous value by reason of distributions, which is not expressly provided for in this Trust Deed:

23.6.1.1.        the Trustees shall act in accordance with the Board’s directions (determined in its sole discretion) so as to ensure that:

23.6.1.1.1.               the Company’s BEE credentials shall not be adversely impacted; and

23.6.1.1.2.               the Corporate Action shall not have the effect of:

23.6.1.1.2.1.            undermining any Repurchase Right; and/or

23.6.1.1.2.2.            excluding from the ambit of the Repurchase Right, any of the assets covered (directly or indirectly) by the Repurchase Right or assets resulting from the Corporate Action which should be included as part of the Repurchase Right so as to preserve the value of the Repurchase Right, provided that to the extent that any such direction could relieve the Company of any of its obligations in terms of this Trust Deed or constitute the unilateral determination by the Company of the terms or scope of the Repurchase Right, the Trustees shall not implement that direction, but in that regard only, any adjusted terms or scope (by the inclusion as the subject matter of the Repurchase Right of any of the Other Assets) of the Repurchase Right (other than the necessary adjustments to the Repurchase Formula which shall be dealt with in accordance with clause 23.6.1.2), shall not impact upon the fundamental basis of the transactions contemplated in this Trust Deed, and shall be determined by an independent expert agreed by the Company and the Trustees (and failing agreement between them within 48 (forty eight) hours of suggestion by the Company, as determined by the President from time to time of the Law Society of the Northern Provinces (or its successor body)).  The independent expert shall act as an expert and not as an arbitrator and his decision shall be final and binding on the Company and the Trustees and shall be implemented instead of such direction by the Board.  His costs shall be borne by the Company;

23.6.1.2.          after any determination by the independent expert as contemplated in clause 23.6.1.1, the Auditors shall using such determination, adjust the Repurchase Formula in such manner as they, acting as experts and not as arbitrators, shall determine.  Their decision shall be final and binding;

23.6.1.3.          no exercise by the Company of its discretion nor any determination by the independent expert or the Auditors shall be fettered by the provisions of the Trust Deed including the manner in which the Corporate Actions contemplated in clauses to 23.1 to 23.5 have been dealt with.

23.6.2.             Notwithstanding that the proceeds of an unbundling may be a dividend for the purposes of tax law, the proceeds of an unbundling shall not be treated as a dividend for the purposes of this Trust Deed.

23.7.        Reorganisation of Shares

If the Shares are reorganised, consolidated or subdivided in any way, then the number of Scheme Shares in respect of which Vested Rights are granted or are intended to be granted to Eligible Employees under this Trust Deed shall be adjusted by the Auditors to reflect such reorganisation in such manner as they, acting as experts and not as arbitrators, shall determine.  Their decision shall be final and binding.

23.8.        Company and Subsidiaries entitled to Dispose of Assets

Notwithstanding anything to the contrary contained in this Trust Deed, no provision of this Trust Deed shall prevent the Company from disposing of any of its subsidiaries or relinquishing control thereof, or of any of the Company or its subsidiaries from disposing of their business at any time.

24.          FINAL DATE

The Board may from time to time and by notice in writing to the Trustees determine an earlier Final Date and is entitled, in its discretion, to withdraw any such notification whereupon the previous Final Date shall be reinstated.

25.          GENERAL PROVISION APPLICABLE TO THE DISTRIBUTION OF ENTITLEMENT ASSETS TO BENEFICIARIES

25.1.        On the Distribution Date, the Trustees shall deliver to the Company the relevant share certificate as well as a signed share transfer form in respect of the Scheme Shares and other shares forming part of the Entitlement Assets, in order to enable the Company to effect the registration of transfer of same into the name of the Employee Beneficiary concerned and the Company shall register such transfer accordingly.

25.2.        Each Employee Beneficiary shall be liable for the Specific Taxation and Expenses arising from the distribution and/or realisation of his/her Entitlement Assets in terms of the provisions of this Trust Deed.

25.3.        Each Employee Beneficiary entitled to Entitlement Assets shall by not later than such date as the Trustees may, by notice in writing to Employee Beneficiaries, determine, which shall be before any distribution of Entitlement Assets is effected, notify the Trustees if he requires the Trustees, after ownership has passed to him of such Entitlement Assets, as his agent and on his behalf, to realise all or sufficient of his Entitlement Assets in order to discharge his liability to pay the Specific Taxation and Expenses attributable to him.  If an Employee Beneficiary exercises this right, he grants the Trustees an irrevocable power of attorney to act as his agent, with power of substitution.

25.4.        Should an Employee Beneficiary fail to notify the Trustees within the permitted period that he requires the Trustees to realise some or all of his Entitlement Assets on his behalf, such Employee Beneficiary shall make payment to the Trustees prior to the transfer of the Entitlement Assets to him in cash of the amount of Specific Taxation and Expenses attributable to such Employee Beneficiary, failing which the Trustees shall , after ownership of his Entitlement Assets has passed to him, realise on his behalf so many of his Entitlement Assets as are necessary for such purpose.  Any proceeds of such realisation remaining after discharging the Specific Taxation and Expenses attributable to such Employee Beneficiary shall be paid to the Employee Beneficiary concerned.

25.5.        The Residual Beneficiary grants the Trustees an irrevocable power of attorney to act as his agent, with power of substitution, to realise on its behalf sufficient of any Scheme Shares, and where applicable, Consideration Shares, and Other Assets to be distributed to it in order to discharge its liability to pay the Specific Taxation and Expenses attributable to it.

25.6.        In order for the Trustees to procure the sale of the Scheme Shares on behalf of any Beneficiary, the procedure to be followed by the Trustees in connection therewith shall be determined by the Board, which may, inter alia, prescribe:

25.6.1.     which broker shall be instructed to sell the Scheme Shares;

25.6.2.     the frequency and periods of time allotted for the sale of large tranches of Scheme Shares; and

25.6.3.     if appropriate, the method of averaging, between Employee Beneficiaries, sale prices of Scheme Shares sold in the event that the Trustees sell Scheme Shares on behalf of more than 1 (one) Employee Beneficiary during any given period.

26.          MEDIATION

If any dispute arises between any of the parties in regard to the carrying into effect of any of the parties’ rights and obligations arising from this Trust Deed, such parties agree to negotiate with each other in good faith in an effort to resolve such dispute.  If such negotiations fail or do not occur within 3 (three) days after the dispute arises, the dispute shall not become the subject of litigation or arbitration until it has been heard by a mediator unless such action is critical to avoid the prescription of a cause of action or right at law or in order to obtain an interdict, or otherwise to limit any material damage to such party’s interests.  Such dispute shall be referred to mediation before a mediator within 3 (three) days after the dispute arises if the good faith negotiations have not resulted in the resolution of the dispute.  The mediator shall be appointed by the parties or failing agreement by them as to the mediator, shall be nominated by the chairperson for the time being of Alternative Dispute Resolution Association of South Africa (or its successor body).  The mediation shall terminate upon any one of the disputants withdrawing or the mediator informing the disputants that in the mediator’s opinion, no useful purpose will be achieved in continuing the mediation.  All communications made by the disputants to the mediator or to each other during or in connection with the mediation are made without prejudice to any rights which they may have and form part of bona fide settlement negotiations.  The mediator shall not be compelled by any disputant to disclose any fact learnt in the course of the mediation in any subsequent legal proceedings which may take place and the parties waive their right to require the mediator to testify regarding what transpired in the mediation.  The mediator shall:

26.1.        be entitled to communicate and meet with any disputant either in the presence of the other disputant/s or in private;

26.2.        not disclose any information furnished in confidence by any one disputant to the mediator, to any other disputant without the prior consent of the disputant who furnished the information;

26.3.        act impartially and disclose to the disputants any relationship or dealings which the mediator may have had with any of the disputants;

26.4.        not make any decision which is binding upon the disputants, the resolution of the dispute depending entirely upon the disputants achieving agreement in respect thereof;

26.5.        decide and certify if, in the event that the parties are unable to reach agreement on a issue referred to him, whether the specific dispute is, on a reasonable assessment of the nature and scope thereof, sufficiently material to require arbitration thereof.

27.          ARBITRATION

27.1.        Save in respect of those provisions of this Trust Deed which provide for their own remedies which would be incompatible with arbitration, a dispute which arises in regard to:

27.1.1.     the interpretation of;  or

27.1.2.     the carrying into effect of;  or

27.1.3.     any of the parties’ rights and obligations arising from;  or

27.1.4.     the termination or purported termination of or arising from the termination of;

27.1.5.     this Trust Deed, or on any matter which in terms of this Trust Deed requires agreement by the parties, (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction), shall be submitted to and decided by arbitration provided that the mediator referred to in 24 above has certified that the dispute is sufficiently material to require arbitration thereof.

27.2.        That arbitration shall be held -

27.2.1.     with only the parties and their representatives (including their legal representatives), present thereat;

27.2.2.     at Johannesburg or Sandton.

27.3.        It is the intention that the arbitration shall, where possible, be held and concluded in 21 (twenty one) Business Days after it has been demanded.  The parties shall use their best endeavours to procure the expeditious completion of the arbitration.

27.4.        Save as expressly provided in this Trust Deed to the contrary, the arbitration shall be subject to the arbitration legislation for the time being in force in South Africa.

27.5.        The arbitrator shall be an impartial senior counsel of not less than 10 (ten) years standing appointed by the parties or, failing agreement by the parties within 14 (fourteen) days after the arbitration has been demanded, at the request of either of the parties shall be nominated by the Chairman for the time being of the Johannesburg Bar Association (or its successor body in Gauteng).  If that person fails or refuses to make the nomination, either party may approach the High Court of South Africa to make such an appointment.  To the extent necessary, the court is expressly empowered to do so.

27.6.        The parties shall keep the evidence in the arbitration proceedings and any order made by any arbitrator confidential unless otherwise contemplated herein.

27.7.        The arbitrator shall be obliged to give his award in writing fully supported by reasons.

27.8.        The provisions of this clause are severable from the rest of this Trust Deed and shall remain in effect even if this Trust Deed is terminated for any reason.

27.9.        The arbitrator shall have the power to give default judgment if any party fails to make submissions on due date and/or fails to appear at the arbitration.

28.           DOMICILIUM CITANDI ET EXECUTANDI

28.1.        The parties choose as their domicilia citandi et executandi for all purposes under this Trust Deed, whether in respect of court process, notices or other documents or communications of whatsoever nature, the following address:

28.1.1.              the Company:

Physical:	1 Sturdee Avenue
Rosebank
Johannesburg
2196

Postal:	PO Box 5486
Johannesburg
2000

Telefax:	011 788 5091

E-mail	sasolHR@sasol.com

Marked for the attention of the Company Secretary

28.1.2.              the Trustees:

Physical:	1 Sturdee Avenue
Rosebank

Johannesburg
2196

Postal:	PO Box 5486
Johannesburg
2000

Telefax:	011 788 5091

E-mail	sasolHR@sasol.com

Marked for the attention of the Company Secretary

28.2.        Any notice or communication required or permitted to be given in terms of this Trust Deed shall be valid and effective only if in writing but it shall be competent to give notice by telefax.

28.3.        Either the Company or the Trustees may by notice to the other of them change the physical address chosen as its domicilium citandi et executandi to another physical address where postal delivery occurs in South Africa or its telefax number, provided that the change shall become effective on the 5th (fifth) Business Day from the deemed receipt of the notice by the other party.

28.4.        Any notice to a party:

28.4.1.              delivered by hand to a responsible person during normal business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the day of delivery;

28.4.2.              sent by telefax to its chosen telefax number stipulated in clause 28.1 shall be deemed to have been received on the date of dispatch (unless the contrary is proved);

28.4.3.              sent by registered post (by airmail if appropriate) in a correctly addressed envelope to it at an address chosen as its domicilium citandi et executandi to which post is delivered shall be deemed to have been received on the 7th (seventh) business day after posting (unless the contrary is proved); or

28.4.4.              sent by e-mail to its chosen e-mail address stipulated in clause 28.1, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

28.5.        Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

29.           TERMINATION

This Trust shall terminate upon the later of:

29.1.        the Trust ceasing to hold any Shares and any Other Assets;  and

29.2.        the later of the Trustees having discharged, in accordance with the provisions of this Trust Deed, all of their liabilities, and performed all of their obligations.

30.           AMENDMENTS TO THE DEED

Subject to the provisions of clause 13.1.2, the Trustees shall be:

30.1.        obliged to amend this Trust Deed if directed to do so by, and in accordance with the written directions of, the Board; or

30.2.        entitled to amend this Trust Deed with the prior written consent of the Board;

provided that if any such amendment prejudices any Employee Beneficiary in any material way, then the Trustees shall, in addition, obtain the approval of a majority of the votes of the Employee Beneficiaries exercised in accordance with the provisions of clause 20.2.7 at a meeting convened in accordance with the provisions of clause 20 (Meetings of Beneficiaries).

Date: 8 April 2008

	By:	/s/ SAM MONTSI
Sam Montsi
Trustee of The Sasol Inzalo Management Trust

For SASOL LIMITED
Date: 10 April 2008
	By:	/s/ CARINE VAN DEN BERG
Carine Van den Berg

	By:	/s/ CONSTANTINE MUTZURIS
Constantine Mutzuris

Schedule A – ELIGIBLE EMPLOYEES

V N Fakude

A M Mokaba

K C Ramon

S Chaba

Z Denga

B E Mabaso

T J Makhoere

J Sichinga

M Radebe

M M Zwane

Schedule B – COMPANY’S SUBSIDIARIES

Sasol Oil (Proprietary) Limited

Merisol LP

Schedule B – COMPANY’S SUBSIDIARIES

National Petroleum Refiners of South Africa (Proprietary) Limited

Sasol Group Services (Proprietary) Limited (Merisol – UK – Farnham)

Sasol Holding (Netherlands) BV (SSI – India – CTL – Mumbai)

Sasol Group Services (Proprietary) Limited (Olefins & Surfactants / Solvents – SME & Sasol Gulf – Dubai)

Sasol Holding (Netherlands) BV (Sasol Technology – Oryx GTL – Qatar)

Sasol Group Services (Proprietary) Limited (Sasol Technology – GTL projects – Reading – UK)

Sasol Group Services (Proprietary) Limited (SSI – SasolChevron – UK – London)

Sasol Group Services (Proprietary) Limited (Sasol Polymers – Dubai)

Sasol Holding (Netherlands) BV (SPT – Mozambique - Maputo)

Schedule C – REPURCHASE FORMULA

RS =

Where:

RS =        Number of Repurchase Shares

N =          Number of Subscription Shares subscribed for by the Trust

P1 =        R366,00

R =          Escalation factor of 11,5% divided by 2 (“Escalation Factor”)

T1 =        Number of periods of 6 months (full or partial) from Commencement Date to date of Repurchase

D =          Sum of the future values of E, calculated as amount of E in any period, escalated at the Escalation Factor for the number of periods (full or partial) from date of the dividend receipt to the date of Repurchase

E =          the difference between the dividend received by the Trust on any 1 Subscription Share compared to the dividends (including extraordinary dividends but excluding proceeds from an unbundling) received on an ordinary Share held by Sasol shareholders, multiplied by the number of Subscription Shares  held by the Trust on that date

V =          The number of Shares which were the subject of a previous exercise of the formula multiplied by the 30 day VWAP of a Share on such date, escalated at the Escalation Factor for the number of periods (full or partial) from date of the previous exercise of the formula to the date of the current Repurchase

P2 =        30 day VWAP of a Share on the date of Repurchase

In the event of any corporate action, the formula will be adjusted appropriately, if required.